Exhibit 10.39

AMERICAN WELL CORPORATION

SUB PLAN TO THE 2020 EQUITY INCENTIVE PLAN

REPUBLIC OF IRELAND AND THE UNITED KINGDOM

As Effective October 14, 2021

1.Overview. This plan (the "Sub Plan") was adopted by the Board of Directors (the "Board") of the American Well Corporation (the "Company") on October 14, 2021 as a sub plan of the American Well Corporation 2020 Equity Incentive Plan (the "Main Plan"), pursuant to Rule 5(c)(iv) of the Main Plan. Capitalized terms not defined herein shall have the meaning assigned under the Main Plan. The Sub Plan and all Awards issued hereunder are subject to the terms and conditions of the Main Plan, except as modified by the provisions of this Sub Plan. In the event of any inconsistency between the Main Plan and this Sub Plan, this Sub Plan will control to the extent consistent with applicable law.

2.Purpose. The purpose of this Sub Plan is to facilitate the grant of Awards to Employees of the Company and its Subsidiaries who are resident in either the Republic of Ireland or the United Kingdom.

3.Eligibility. The Administrator may, from time to time, select from among all Employees of the Company and its Subsidiaries who are resident in either the Republic of Ireland or the United Kingdom those to whom an Award shall be granted pursuant to this Sub Plan. For the avoidance of doubt, this Awards may not be granted pursuant to this Sub Plan to any Non-Employee Directors or Consultants or any other person who is not an Employee. Rule 5(d) of the Main Plan shall not apply for the purposes of this Sub Plan, and Rule 4(c)(ii) and the remaining provisions of Rule 5 of the Main Plan shall apply to this Sub Plan on such modified basis as is required to give effect to the foregoing.

4.Grant of Awards.

(a)Form of Awards. Subject to the provisions of the Main Plan and Applicable Law, the Administrator will have the authority, in its discretion, to determine the type or types of Awards to be granted to each Employee pursuant to this Sub Plan (including, without limitation, any Awards granted in tandem with another Award granted pursuant to this Sub Plan), provided that Awards may not be granted pursuant to this Sub Plan in the form of Incentive Stock Options.

(b)Awards in the Form of Options granted to Employees who are resident in the Republic of Ireland. Where the Administrator has determined that an Award will be granted in the form of an Option to an Employee who is resident in the Republic of Ireland, the Administrator will determine the term of such Option and such term will be stated in the Award Agreement; provided, however, that where the Exercise Price per Share is less than the Fair Market Value of a Share at the date of grant then the term will be no more than 7 years from the date of grant thereof. Rule 6(d) of the Main Plan shall apply to this Sub Plan on such modified basis as is required to give effect to the foregoing.

(c)Vesting of Awards on Termination of Service due to retirement. The Administrator may, in its sole discretion, provide that an Award granted pursuant to this Sub Plan may become vested subsequent to a Termination of Service of the relevant Participant in the event of any specified Termination of Service (such as death or disability or retirement).

5.Relationship with contract of employment. Neither the making of an Award, nor the provision of any benefits under this Sub Plan, shall form part of a Participant's entitlement to remuneration or benefits pursuant to their contract of employment. Benefits under this Sub Plan shall not be pensionable. The rights and obligations of the Participant under the terms of their contract of employment shall not be affected by their participation in this Sub Plan. A Participant shall not be entitled to any, or any additional, damages or compensation for any loss of benefit under this Sub Plan, being a loss arising in consequence of the Participant giving or receiving notice of termination of employment with the Company or any Subsidiary or ceasing to hold employment with the Company or any Subsidiary for any reason whatsoever, whether lawful or unlawful. A Participant shall not be entitled to any compensation for any loss or potential loss arising by reason of any exercise (or lack of exercise) of any discretion under this Plan.

6.Data protection. To the satisfaction and under the direction of the Board, all operations of the Sub Plan and each Award shall include or be supported by appropriate agreements, notifications and arrangements in respect of the collection, storage, use, transfer and other processing of personal data in connection with the Sub Plan, in order to secure:

(a)the Administrator's reasonable freedom to operate the Sub Plan and for connected purposes; and

(b)

compliance with all data protection requirements applicable from time to time, including under any Applicable Laws relating to data processing and under and any relevant practices and policies of the Company and any Subsidiary.

The Group's Data Protection Policy and/or Privacy Notice will apply to the processing of personal data in connection with this Sub Plan.

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